Exhibit 14.1

Code of Business Conduct & Ethics

I.    Overview

On September 27, 2013, GCI’s Board of Directors adopted this revised Code of Business Conduct & Ethics (“Code”) to establish ethical standards to guide our conduct as a company and as employees. This Code applies to General Communication, Inc. (GCI), including all its subsidiaries, and all of GCI’s employees, including our management and Board of Directors (referred to collectively in this Code as “employees”).

In our Company Mission, Declaration of Principles, and Basic Principles, we make commitments to our customers, our shareholders, the communities we serve, and one another. Earning and maintaining a reputation for honest, ethical, and lawful conduct is essential to fulfilling those commitments and ensuring GCI’s success. Our corporate reputation depends on the decisions we make and the actions we take as individual employees.

To earn and maintain our reputation, we as employees must:

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Accept personal responsibility for acting in an honest, ethical, and lawful way in all of GCI’s business activities. These activities include our dealings with employees, customers, investors, lenders, vendors, competitors, government, and the general public.

•	Maintain an environment of honesty and accountability throughout the company in accordance with GCI’s principles of individual ownership, leadership, and ethical behavior.

•	Read and abide by this Code and apply any training that we receive on the Code to our everyday business activities.

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Refuse to tolerate dishonest, unethical, or illegal conduct. Any employee learning of a potential violation of the Code must report it.(Violations of the Code may lead to corrective or disciplinary action.)

Each GCI manager and supervisor must provide ethical leadership based on the Code and in accordance with the Declaration of Principles. That leadership includes leading by example as well as providing specific guidance to one’s reports. It also includes maintaining an open and honest environment in which employees feel comfortable in raising potential ethical and legal issues of concern to them.

The Code is a summary of basic standards with which we can shape our conduct. It does not, and cannot, cover every ethical or legal issue that may arise in the course of GCI’s business activities. Each of us still needs to exercise general good judgment and common sense on ethical or legal issues. If we need further guidance on a specific ethical or legal issue, we can seek that guidance from sources within the company.

The remainder of the Code provides guidance on the following topics:

•	Specific Types of Conduct

◦	Avoiding conflicts of interest

◦	Avoiding insider trading

◦	Properly using and protecting company property

◦	Maintaining a productive, respectful, and safe working environment

◦	Maintaining accurate business records

◦	Complying with laws and regulations

•	Seeking Further Guidance to Understand and Uphold the Code

•	Reporting Violations of the Code

•	Addressing Violations of the Code

Together with our Company Mission, Declaration of Principles, and Basic Principles, this Code helps define how we make decisions, how we conduct ourselves, and for what we stand. By striving to treat each other and those with whom we do business in accordance with the Declaration of Principles and this Code, we will maintain our focus and harmony in pursuing GCI’s business goals and our pride in being part of the GCI team.

II.A    Avoiding Conflicts of Interest

Act in the best interest of GCI. Avoid situations which may conflict with this obligation. Tell management about potential conflicts.

A conflict of interest exists when an employee has a personal (usually financial) interest that might interfere with the loyalty that the employee owes on business matters to GCI. A conflict of interest can lead to a situation where an employee fails (or is perceived to have failed) to act in GCI’s best interest because of a personal interest.
All of us as employees must strive to avoid conflicts of interest, as well as the appearance of such conflicts. An employee must not further his or her personal interest at GCI’s expense. A conflict or perceived conflict can arise when an employee:

•	Works for a competitor of GCI or otherwise competes with GCI.

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Makes a personal investment in an organization that does business or competes with GCI to an extent that might impair, or be perceived to impair, the employee’s ability to make objective decisions in the best interest of GCI.

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Does personal business with an organization that does business or competes with GCI in a manner that might impair, or be perceived to impair, the employee’s ability to make objective decisions in the best interest of GCI.

•	Takes advantage of a business opportunity that was discovered through the use of his or her status as a GCI employee or through information that belongs to GCI.

•	Hires or supervises an individual with whom he or she has a personal relationship.

•	Stands to gain personally (other than from a company-sanctioned incentive compensation plan) from any GCI business transaction.

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Accepts a gift, discount, favor, hospitality or services that might impair, or be perceived to impair, the employee’s ability to make objective decisions in the best interest of GCI. Employees are expected to use good judgment guided by reasonable ethical and legal practices of the marketplace.

Not all conflicts of interest are clear cut. Many conflicts can be mitigated if identified in advance. As employees, we have a duty to disclose to our managers or supervisors any potential conflict of interest, including any instance where the value or cost of business hospitality could be interpreted as negatively affecting an otherwise objective business decision. Disclosure allows GCI to determine whether the potential conflict is serious and to take action to mitigate the conflict or otherwise prevent a potentially serious conflict from becoming an actual conflict.

For more information, see:

•	Policy No. 1-002 (Conflict of Interest Policy)

•	Policy No. 1-111 (Employment of Relatives Policy)

II.B    Avoiding Insider Trading

GCI believes in a fair and open market for the buying and selling of securities. As a publicly traded corporation, we have a special obligation to comply with securities laws.

Stocks, bonds, and other investments bought and sold in public financial markets are called securities. Companies that issue securities to institutional and individual investors are called publicly traded companies. GCI is a publicly traded company. Our Class A common stock, for example, trades on the NASDAQ stock exchange under the stock symbol GNCMA.

All employees have the opportunity to acquire and hold GCI securities if we wish. In the course of his or her work, an employee may learn about material, non-public things - such as GCI’s recent financial performance or an upcoming GCI acquisition - that once known to the public, could cause the prices of these securities to go up or down.

Buying or selling a security on the basis of material, non-public information gained as an employee of the publicly traded company that issued the security is known as insider trading. Providing such information to another person, including a family member or friend, is known as insider tipping. Both practices give an employee (considered an insider under securities laws) and/or his or her family and friends an unfair advantage over the general public.

Insider trading and insider tipping are violations of the securities laws and the Code. To avoid such violations, which could lead to a criminal prosecution under securities laws, we as employees must:

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Recognize that all non-public GCI information is considered confidential and proprietary and must not be used for personal gain. Every employee is an insider with respect to information he or she obtains in the course of conducting company business.

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Not use material, non-public GCI information to trade in GCI’s securities. The term material information means any information that would reasonably be considered important by an investor and would reasonably be expected to affect the price of the company’s securities.

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Not use material, non-public information gained in the course of conducting GCI business from another publicly-traded company (including customers, vendors, business partners, competitors, etc.) to trade in the securities of that company.

•	Not provide material, non-public information as described above to any person outside of the company other than for GCI business purposes and subject to appropriate safeguards.

•
Follow company guidance establishing black-out periods, during which trading in GCI securities is prohibited by those employees possessing material, non-public information about or related to a specific scheduled or anticipated event, such as a large acquisition or quarterly earnings report. Notify a supervisor in the event that such material, non-public information exists but no company guidance has been given.

Note that automated or programmed purchases, such as a 401(k) investment plan, are not typically prohibited during a black-out. Seek guidance when in doubt.

GCI’s officers and directors have additional obligations with regard to trading in GCI’s securities.

For more information, see:

•	Policy No. 1-010 (Policy on Trading in Securities of GCI by Directors and Officers)

•	Policy No. 1-011 (Policy on Avoidance of Insider Trading and Tipping)

II.C    Properly Using & Protecting Company Property

We each have the responsibility to properly use and protect company property and to keep company and customer information confidential.

"Company property" includes many things. Our physical assets include communication networks and equipment; IT (information technology) systems and equipment; buildings; furniture and other furnishings; office supplies; tools; vehicles; inventory; cash; and desktop computers, laptops, tablets, and mobile devices.

Our non-physical assets include customer information; our internally developed technology and software; our brands, trademarks, copyrights, patents, trade secrets and other intellectual property; externally developed technology and software that we purchase/license from vendors; contractual rights; company business plans, financial models, and other financial information; and financial resources such as bank accounts and P-Cards.

Company property is critical to our ability to do business and makes up a substantial part of GCI’s overall value. If we are not good stewards of company property, we reduce our ability to fulfill the Company Mission of creating value for our customers, opportunities for our employees, and growth for our investors. Each of us as employees must properly use and protect company property. We must strive to:

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Use company property only for GCI business, and not for personal advantage and not to compete with GCI. In accordance with company policy, incidental use of handsets and laptops for personal matters is permitted.

•	Keep company property in good working condition.

•	Be alert to situations that could lead to the waste, loss, damage, misuse, theft, or unauthorized use/disclosure of company property and report such situations to a supervisor.

•	Take appropriate steps to secure company property. Lock doors, file cabinets, and vehicles when appropriate. Use secure passwords.

•	Not share or exchange company property outside the company other than for GCI business purposes and subject to appropriate safeguards.

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Maintain the confidentiality of all company or customer information entrusted to us by GCI, except when disclosure is authorized or mandated by law. Consult with the General Counsel/Legal Department before making such disclosure.

For more information, see:

•	Policy No. 1-002 (Conflict of Interest Policy)

•	Policy No. 1-003 (Confidentiality Policy)

•	Policy No. 1-004 (Protection of Customer Communications Policy)

II.D    Maintaining a Productive, Respectful, & Safe Work Environment

Treat all employees with respect, maintain constructive relationships, and be vigilant about safety.

Our Declaration of Principles states that we should respect . . . the efforts of each person and recognize . . . that each individual makes a valuable contribution to the success of the Company. Our Basic Principles urge us to maintain constructive relationships with our co-workers. Maintaining a productive, respectful, and safe work environment is essential to maintaining a fast, efficient, and innovative GCI.

Each of us as employees must strive to:

•	Use the Declaration of Principles and the Basic Principles as the guide for our daily conduct in the workplace.

•	Comply with company policies on equal employment opportunity and prohibited harassment in the workplace.

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Take personal ownership of work environment safety, participate in safety training, and apply that safety training and general good judgment on the job. None of us should tolerate even a single instance of unsafe behavior or unsafe conditions on the job.

For more information, see:

•	Policy No. 1-006.1 (Nondiscrimination / Anti-Harassment Policy)

•	Policy No. 1-112 (Equal Employment Opportunity Policy)

•	Policy No. 1-700 (Health & Safety Policy)

•	Policy No. 1-707 (Health & Safety Accountability Policy)

II.E    Maintaining Accurate Business Records

Employees who create and maintain records in connection with their work must do so accurately and truthfully.

Maintaining accurate business records is critical to running our business. It is also essential to complying with laws and regulations governing publicly traded companies, communications providers, and companies in general.

For example, GCI must file full, fair, accurate, and timely financial reports and other documents with the U.S. Securities and Exchange Commission (SEC) and comply with other laws and regulations that govern our communications to our investors/lenders and the general public and promote transparency in financial markets.

Those of us employees who are responsible for creating and maintaining business records (including those who approve or certify those records) must:

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Accurately create and maintain the business records determined by management to be necessary to serve GCI’s customers, run GCI’s business effectively and efficiently, and meet GCI’s contractual and legal obligations, particularly to the SEC and the Federal Communications Commission.

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Maintain all of the Company’s books, records, accounts and financial statements in reasonable detail so that they accurately reflect GCI’s business transactions and conform both to applicable legal requirements and to GCI’s system of internal controls.

•	Assure that GCI’s public reports are full, fair, accurate, and understandable, and upon request, provide prompt, accurate answers to inquiries related to GCI’s public disclosure requirements.

•	Be truthful in our accounting practices and take no action intended to improperly influence GCI’s auditors.

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Report suspected illegal or unethical behavior related to accounting, internal controls on accounting, or audit matters via the Audit Committee Anonymous Hotline or the Audit Committee of the Board of Directors.

•	Report only the true and actual number of hours worked when entering time in GCI’s payroll system. Similarly, report only the true amount of expenses when applying for reimbursement.

•	Maintain or destroy records only according to applicable department or business unit record retention policies.

Any questions regarding implementation and carrying out of these obligations are to be referred to a supervisor, the Chief Financial Officer, or General Counsel/Legal Department.

II.F.    Complying with Laws & Regulations

Adhere to all applicable governmental laws, ordinances, and regulations in jurisdictions in which GCI does business. Stay informed of the requirements that apply.

GCI is a publicly traded company operating in a regulated industry and is obligated to comply with applicable laws and regulations. These legal obligations include, but are not limited to, federal and state telecommunications regulations, workplace provisions, environmental laws, and other federal, state, and local laws, ordinances, and related regulations applicable to GCI’s operations.

In particular, GCI is committed to compliance with all applicable anti-corruption laws. Under no circumstances may we attempt to achieve a business objective through means of a bribe or other improper action, including impermissible gifts to federal, state, and local government officials. Violations of anti-corruption laws can expose GCI (and any employee involved) to lawsuits, substantial fines, and even criminal charges. In addition, the Federal Communications Commission has established strict rules and policies prohibiting gifts from service providers to employees of applicants (for example, school districts, libraries, and rural health care providers) to the E-Rate and Rural Health Care Programs. Violations of these rules could result in significant penalties, including fines and loss of program eligibility. Seek guidance when in doubt.

The Foreign Corrupt Practices Act (FCPA) is a federal law that prohibits bribes to foreign government officials (including officials of international organizations, political parties, and employees of international state-owned or state-controlled enterprises) in order to influence their acts or decisions. Under the FCPA, a bribe can be cash, gifts, products, trips, or anything else of value. The FCPA carries substantial civil and criminal penalties, including imprisonment, for noncompliance. At this time GCI conducts minimal activities in foreign countries. Employees who work on international projects or other business activities, including overseas travel, should seek additional guidance from the General Counsel/Legal Department on the requirements of the FCPA and international anti-corruption laws in advance of such activities. No business may be transacted outside of the United States without prior consultation with, and the approval of, the General Counsel.

In summary, we as employees must never authorize, offer, promise, or give (either directly or indirectly) bribes or take other improper action to persuade or influence anyone outside GCI to achieve a business objective.

III.    Seeking Further Guidance to Understand & Uphold the Code

GCI and its management and Board of Directors are committed to open discussion of GCI’s business conduct and ethical practices. All employees are encouraged to express their ideas and concerns about these issues. If any of us as employees have questions about this Code or how it applies to our work, we can contact our supervisor, or any of the sources listed below (each a "Guiding Authority").

Business Code & Ethics Hotline: 800-461-9330

Guiding Authority	Telephone	Address
Business Code & Ethics Hotline	(800) 461-9330	http://intranet.gci.com
Human Resources	(907) 868-5422	2550 Denali Street, Anchorage, #1600 AK 99503
Office of Chief Financial Officer	(907) 868-5628	2550 Denali Street, Anchorage, #1000 AK 99503
Corporate Governance Committee	(907) 868-6952	2550 Denali Street, Anchorage, #1000 AK 99503
General Counsel/Legal Department	(907) 868-5602	2550 Denali Street, Anchorage, #1000 AK 99503
Anonymous Messages/Chief Operating Officer		http://intranet.gci.com/applications/anonymous/

IV.    Reporting Violations of the Code

If an employee has reason to believe that another employee has violated the Code, or is asked to violate the Code, that employee has a duty to GCI to report the incident. Failure to report a violation is, in itself, a violation of the Code. The employee may report confidentially through normal reporting lines or any Guiding Authority. Anonymous reporting also is available to any Guiding Authority, including through reports made using the Business Code & Ethics Hotline, the Audit Committee Anonymous Hotline (related to accounting, internal controls on accounting, or audit matters), or Anonymous Messages.

Whether the employee identifies himself or herself or not, the report will be kept confidential to the greatest extent possible. Business Code & Ethics Hotline and Audit Committee Anonymous Hotline reports are received by an independent company, which reports the information to GCI management for investigation and response. The Audit Committee of the Board of Directors reviews reports and their resolution when related to accounting, internal accounting controls, and auditing.

All of us as employees need to remember that there is no valid reason for violating the Code. It doesn’t matter whether our supervisor or some other member of management asks us to violate the Code or tells us that a violation of the Code is okay because it benefits GCI.

No employee will be reprimanded for coming forward with a good faith report regarding a Code violation. GCI will not tolerate retaliation against such employees. They play a crucial role in maintaining an ethical workplace at GCI as well as in protecting GCI shareholder value.

V.    Addressing Violations of the Code

In consultation with a Guiding Authority, an individual or team of individuals with appropriate expertise will be designated to conduct a complete, fair, and prompt review of a reported violation of the Code. The review will typically involve an examination of relevant communications and documents, interviews of individuals with knowledge of the alleged violation, a legal analysis, and recommendations concerning appropriate follow-up action (including changes in policies and procedures). All employees are required to cooperate in investigations of violations of the Code.

Where a violation is found to have occurred, follow-up action may include disciplinary action for the employee who violated the Code. Discipline, if any, will vary with the seriousness and frequency of the violation, and will take into account all of the facts and mitigating factors. In serious cases, however, disciplinary action could include termination.

Any waiver of the provisions of this Code for executive officers and outside directors may be made only by the Board of Directors and must be promptly disclosed to GCI’s shareholders. The disclosure must include an identification of the person who received the waiver, the date of grant of the waiver by the Board, and a brief description of the circumstances and reasons under which it was given.
** End **
Revised: 09/25/2013
Board Adopted: 09/27/2013